Exhibit 5.2

CONYERS DILL & PEARMAN LIMITED

Clarendon House, 2 Church Street Hamilton HM 11, Bermuda Mail: PO Box HM 666, Hamilton HM CX, Bermuda T +1 441 295 1422 conyers.com

14 March 2025

Matter No.: 1006704
+1 441 299 4968
Jennifer.panchaud@conyers.com

Allied World Assurance Company Holdings, Ltd

27 Richmond Road

Pembroke HM08

Bermuda

Dear Sir/ Madam

Re: Allied World Assurance Company Holdings, Ltd (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the Registration Statement on Form F-4 initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the offer of Fairfax Financial Holdings Limited (“FFH”) as issuer and the Company as co-obligor to exchange certain 6.100% notes due 2055 (the “Initial Notes”) for newly issued 6.100% notes due 2055 in the aggregate sum of up to US$600,000,000 (the “Exchange Notes,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the registration of the Exchange Notes under the U.S. Securities Act of 1933, as amended (the “Act”) pursuant to the Registration Statement.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined electronic copies of the following documents:

1.1.	the Registration Statement;

1.2.	an indenture originally dated as of 1 December 1993 (as amended and/or supplemented from time to time, including by a first supplemental indenture dated 9 May 2011 and a third supplemental indenture dated 26 February 2021) among FFH, The Bank of New York Mellon as successor United States trustee (the “US Trustee”) and BNY Trust Company of Canada as successor Canada trustee (the “Canada Trustee” and together with the US Trustee, the “Trustees” and each a “Trustee”) (the “Initial Indenture”, and the Initial Indenture as amended and supplemented by the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, the “Indenture”);

1.3.	the fourth supplemental indenture dated 19 July 2024 among, FFH, the Company and the Trustees (the “Fourth Supplemental Indenture”); and

1.4.	a fifth supplemental indenture dated 14 March 2025 among FFH, the Company and the Trustees (the “Fifth Supplemental Indenture”, and together with the Fourth Supplemental Indenture, the “Supplements”);

1.5.	a form of the Exchange Notes, which has been filed as an exhibit to the Registration Statement.

The documents listed in items 1.1 through 1.5 above are herein sometimes collectively referred to as the “Documents” and the documents listed in items 1.2 through 1.5 as the “Note Documents” and the documents listed in items 1.3 through 1.5 as the “Bermuda Documents”, respectively (which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed:

1.6.	a copy of the certificate of continuance, memorandum of continuance, certificate of merger, certificate of incorporation on change of name and the amended and restated bye-laws of the Company, each certified by the Assistant Secretary of the Company on 12 March 2025;

1.7.	a copy of the minutes of a meeting of the board of directors of the Company dated 18 July 2024, certified by the Assistant Secretary of the Company on 14 March 2025;

1.8.	a copy of unanimous written resolutions of the directors of the Company dated 14 March 2025 (the “Resolutions”) certified by the Assistant Secretary of the Company on 14 March 2025; and

1.9.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents;

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2.4.	the due execution and delivery of the Note Documents by each of the parties thereto, other than the Company, and the physical delivery of the Bermuda Documents by the Company with an intention to be bound thereby;

2.5.	the due execution of the Exchange Notes by each of the parties thereto, other than the Company, and the delivery thereof by each of the parties thereto, other than the Company, and the due authentication of the Exchange Notes by the respective Trustee;

2.6.	the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us;

2.7.	that the Resolutions remain in full force and effect and have not been rescinded or amended;

2.8.	that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein;

2.9.	the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Note Documents in accordance with their respective terms;

2.10.	the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Note Documents to the exclusive jurisdiction of the New York Courts (the "Foreign Courts");

2.11.	that none of the parties to the Documents is carrying on investment business for the purposes of the Investment Business Act 2003 (as amended); and

2.12.	at the time of issue of the Exchange Notes, the Company will be able to pay its liabilities as they become due.

3.	QUALIFICATIONS

3.1.	The obligations of the Company under the Documents:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

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(d)	may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty; and

(e)	may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

3.2.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.

3.3.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offer to exchange the Initial Notes for Exchange Notes as described in the Registration Statement and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of Bermuda.

4.2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Bermuda Documents. The execution and delivery of the Bermuda Documents by the Company and the performance of the Company of its obligations thereunder will not violate the memorandum of continuance or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

4.3.	The Company has taken all corporate action required to authorise (i) its execution and filing of the Registration Statement and (ii) its execution, delivery and performance of the Bermuda Documents, including the issuance of the Exchange Notes. The Supplements have been duly executed and delivered by or on behalf of the Company, and constitutes the valid and binding obligations of the Company in accordance with the terms thereof.

4.4.	When issued in accordance with the Indenture, duly executed by the Company and FFH, duly authenticated by the Trustees and delivered by or on behalf of the Company and FFH against exchange of the Initial Notes as contemplated by the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company under the laws of Bermuda.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of section 11 of the Act or that we are in the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

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